Exhibit 99

[LIBERTY CORPORATION LETTERHEAD]

For further information:      Howard Schrott, 864-241-5400

LIBERTY CORPORATION DECLARES SPECIAL DIVIDEND, REGULAR DIVIDEND,
AND EXTENDS STOCK PURCHASE AUTHORIZATION

Greenville, SC (February 8, 2005) –The board of directors of The Liberty Corporation (NYSE:LC) today declared a regular quarterly dividend of $.25 per share on its common stock. The dividend is payable on April 4, 2005, to shareholders of record on March 15, 2005. Liberty currently has 18,477,900 common shares outstanding.

     In addition, the board of directors authorized the payment of a one-time, special cash dividend of $4.00 per share on common stock, which will also be payable on April 4, 2005, to shareholders of record on March 15, 2005.

     The board of directors also extended to February 28, 2006, the company’s authorization to purchase from time to time up to 4,000,000 shares of stock in the open market or directly negotiated transactions. During 2004 the Company repurchased 975,300 shares of its common stock in the open market.

     Hayne Hipp, Chief Executive Office of Liberty commented, “Our top rated televisions stations are stable and reliable cash flow generators. We have a clean balance sheet and access to capital. This special dividend in combination with our regular dividend and stock repurchase plan are ways we can take advantage of all these factors to deliver value to our shareholders.”

     It was announced that the company’s annual meeting of shareholders will be held on May 3, 2005, at 10:30 a.m. Eastern Time at The Westin Poinsett located at 120 South Main Street in Greenville. Shareholders of record as of March 15, 2005, are entitled to vote on business introduced at the annual meeting.

     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).

     For further information about Liberty, visit the corporate website, http://www.libertycorp.com/

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.